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                                                                   EXHIBIT 10.14


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT



         This AMENDED AND RESTATED EMPLOYMENT AGREEMENT is entered into on July 2, 2003 by and among Thane International, Inc., a Delaware corporation ("THANE"), Reliant Interactive Media Corp., a Nevada corporation (the "CORPORATION"), and Timothy Harrington, an individual residing at 7400 14th Street N.E., St. Petersburg, Florida 33702 (the "EXECUTIVE"), under the following terms and conditions:

                                    RECITALS:

         WHEREAS, Thane, the Corporation and the Executive entered into that certain Employment Agreement, dated as of May 22, 2002 (the "ORIGINAL EMPLOYMENT AGREEMENT"), pursuant to which the Corporation agreed to retain and employ the Executive, and the Executive agreed to the Corporation desires to retain and employ the Executive, and the Executive agreed to be employed by and perform services for the Corporation, on the terms and subject to the conditions set forth in the Original Employment Agreement;

         WHEREAS, the Thane, the Corporation and the Executive desire to be amend and restate the Original Employment Agreement in its entirety as set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Corporation and the Executive as follows:

         1. EMPLOYMENT PERIOD. The Corporation hereby agrees to employ the Executive as its President, and the Executive, in such capacity, agrees to provide services to the Corporation for the period beginning on May 22, 2002 (the "COMMENCEMENT DATE") and ending on March 31, 2005 (the "EMPLOYMENT PERIOD").

         2. PERFORMANCE OF DUTIES. The Executive agrees that during the Employment Period, while he is employed by the Corporation, he shall devote substantially all of his business time, energies and talents to serving in the capacity of President of the Corporation in the best interests of the Corporation, and to perform the duties assigned to him by the Board of Directors of the Corporation (the "BOARD") faithfully, efficiently and in a professional manner. The Executive shall not, without prior written consent from the Board (which consent shall not be unreasonably withheld):

                  (a) serve as or be a consultant to or employee, officer, agent or director of any corporation, partnership or other entity other than the Corporation or its affiliates (other than civic, charitable, or other public service organizations); or

                  (b) have more than a five percent (5%) ownership interest in any enterprise other than Thane or its affiliates. Set forth on SCHEDULE 2(B) attached hereto is a detailed list of the Executive's ownership interests as of the date hereof.

         3. COMPENSATION. Subject to the terms and conditions of this Employment Agreement, during the Employment Period, while he is employed by the Corporation, the Executive shall be compensated by the Corporation for his services as follows:

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                  (a) BASE SALARY. The Executive shall receive, for each
12-consecutive month period beginning on the Commencement Date and each anniversary thereof, a rate of salary that is not less than $300,000 per year (the "BASE SALARY"), payable in substantially equal monthly or more frequent installments and subject to normal tax withholding. During the Employment Period the Executive's Base Salary shall be reviewed by the Board on or before each anniversary of the Commencement Date to determine whether an increase in the Executive's rate of compensation is appropriate.

                  (b) INCENTIVE BONUS. During each year of the Employment Period the Executive shall, to the extent provided below, be entitled to receive a cash incentive bonus (the "INCENTIVE BONUS AMOUNT") based on the Corporation's performance as follows:

                           (i) The Executive shall receive an Incentive Bonus Amount equal to 4.167% of the Corporation's earnings before interest, income taxes, depreciation and amortization, excluding (A) extraordinary gains and losses and purchase accounting adjustments, (B) acquisitions of businesses made after the Commencement Date and (C) the payment of any Incentive Bonus Amounts ("EBITDA"), as determined in accordance with U.S. generally accepted accounting principles, consistently applied, as in existence at the date hereof ("GAAP"), for the 2004 fiscal year and the 2005 fiscal year. For purposes of this Agreement, the term "fiscal year" shall mean, for any given year, the period beginning on April 1 in the preceding year and ending on March 31 in such year.

                           (ii) For purposes of calculating the Corporation's EBITDA in this Section 3, Thane and the Corporation shall follow the guidelines set forth on SCHEDULE 3(B) attached hereto.

                           (iii) (A) The Incentive Bonus Amount shall be payable by the Corporation monthly. The Corporation shall pay any earned Incentive Bonus Amount within ten (10) days after the completion of its internally generated financial statements for each month (each, a "MONTHLY FINANCIAL STATEMENT"), which Monthly Financial Statements shall be prepared by the Corporation within thirty (30) days after the end of each month; PROVIDED, that the Monthly Financial Statements for April 2003, May 2003 and June 2003 shall be prepared by the Corporation as soon as practicable after the date hereof. In the event that the EBITDA set forth on any Monthly Financial Statement is negative, such negative EBITDA calculation shall be carried forward and be offset against any future positive EBITDA calculations; PROVIDED, HOWEVER, that such carry forwards shall only occur with respect to negative EBITDA amounts accruing on and after April 1, 2003.

                                    (B) Within ninety (90) days after the end of
         each of the 2004 and 2005 fiscal years, Thane shall provide a copy of its audited consolidated financial statements to the Executive together with a certificate, signed by the chief financial officer of the Thane, reflecting the aggregate Incentive Bonus Amount earned by the Executive for such fiscal year (the "INCENTIVE BONUS CERTIFICATE"). Any discrepancy between the Incentive Bonus Amounts paid in accordance with the Monthly Financial Statements during a fiscal year and the aggregate Incentive Bonus Amount earned by the Executive in accordance with the Incentive Bonus Certificate for such fiscal year shall be paid over by

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         the Corporation to the Executive (in the case of an underpayment by the
         Corporation) or by the Executive to the Corporation (in the case of an overpayment by the Corporation) within fifteen (15) days after the delivery of the Incentive Bonus Certificate for such fiscal year by Thane to the Executive; PROVIDED, that if the Executive has delivered an Incentive Bonus Dispute Notice to the Corporation, then any such discrepancy shall be paid by the responsible party within five (5) days of the resolution of such dispute pursuant to Section 3(b)(iii)(C) below.

                                    (C) The Executive shall have ten (10) days
         following its receipt of the Incentive Bonus Certificate pursuant to
         Section 3(b)(iii)(B) to notify the Corporation in writing of its disagreement with the calculations of the aggregate Incentive Bonus Amount earned by the Executive for the applicable fiscal year (each, a "INCENTIVE BONUS DISPUTE NOTICE"). The Corporation and the Executive shall attempt in good faith to reach a resolution of any such disagreement. If any such disagreement is not resolved to the satisfaction of the parties, the Executive may retain for the benefit of all the parties hereto a nationally recognized independent accounting firm acceptable to both the Corporation and the Executive (the "INDEPENDENT ACCOUNTANT") to conduct an audit of the Corporation and resolve any remaining disputes concerning the Incentive Bonus Amount. The Independent Accountant's determination of any Incentive Bonus Amount in question shall become final and binding on the parties on the date the Independent Accountant delivers its final resolution in writing to the Corporation and the Executive (which final resolution shall be delivered not more than 30 days following submission of such dispute). The fees and expenses of the Independent Accountant shall be borne the party whose estimate of the Incentive Bonus Amount is furthest away from the Independent Accountant's determination of the amount of such Incentive Bonus Amount.

                                    (D) The Executive and his representatives
         shall have the right to inspect all audited and internally prepared financial statements, records and other accounting data, including accountants' work papers, relating to the calculations of the Incentive Bonus Amounts.

                  (c) EXECUTIVE LOAN.

                           (i) On the Commencement Date, Thane shall lend to the
Executive a principal amount of $714,250 (the "EXECUTIVE LOAN"), which will be evidenced by the secured promissory note in substantially the form of EXHIBIT A attached hereto and subject to the Pledge Agreement substantially in the form of EXHIBIT B attached hereto. If the Corporation's cumulative EBITDA for the 2003, 2004 and 2005 fiscal years (the "THREE-YEAR FISCAL PERIOD") equals or exceeds $15.0 million, the Executive shall be entitled to (A) full forgiveness of all principal and interest outstanding on the Executive Loan (the "EXECUTIVE LOAN FORGIVENESS") and (B) a cash bonus equal to $285,750 (the "EBITDA BONUS"). All amounts of Executive Loan Forgiveness and EBITDA Bonus shall be calculated based on the Corporation's financial statements at the end of each fiscal year during the Three-Year Fiscal Period. For each fiscal quarter during the Three-Year Fiscal Period, the Executive shall be entitled to receive (to the extent not previously forgiven or paid (as applicable) in any previous fiscal quarter) a ratable portion of the Executive Loan Forgiveness and the EBITDA Bonus calculated by multiplying (1) the full amount of each of the Executive Loan and

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the EBITDA Bonus by (2) a fraction: (x) the numerator of which is the
Corporation's cumulative EBITDA as of the end of then current fiscal quarter, and (y) the denominator of which is $15.0 million, and SUBTRACTING from the foregoing product the aggregate amount of the Executive Loan Forgiveness and the EBITDA Bonus previously distributed to the Executive. All earned portions of the Executive Loan Forgiveness and the EBITDA Bonus must be received by the Executive (A) within forty-five (45) days of the end of each fiscal quarter and
(B) within sixty (60) days of the end of each fiscal year.

                           (ii) If (A) at any time after the end of the
Three-Year Fiscal Period the Executive defaults on the repayment when due of any principal and interest outstanding on the Executive Loan that has not been forgiven pursuant to Section 3(c)(i) above and (B) Thane receives any tax benefit as a result of such repayment default (a "TAX BENEFIT"), then Thane shall pay to the Executive a cash amount equal to the amount of such tax benefit (a "TAX BENEFIT PAYMENT"); PROVIDED, that in no event shall the Tax Benefit Payment exceed an amount equal to (x) the EBITDA Bonus MINUS (y) any ratable portion of the EBITDA Bonus paid to the Executive pursuant to Section 3(c)(i) above. The Corporation shall pay any Tax Benefit Payment within thirty (30) days after (1) the receipt by the Corporation of a cash refund as a result of the Tax Benefit or (2) a reduction, after the end of the Three-Year Fiscal Period, in current taxes payable by the Corporation as a result of the Tax Benefit.

                  (d) The Executive shall be entitled to receive the following perquisites:

                           (i) The Corporation shall provide health and medical insurance for the Executive in a form and program to be chosen by the Corporation for certain of its executive employees as a group. Additionally, the Executive shall be provided with vacation and such other non-cash benefits provided to other similarly situated executives of Thane.

                           (ii) The Corporation shall provide the Executive with directors and officers liability insurance on substantially the same terms and conditions as other similarly situated executives of Thane.

                           (iii) The Corporation shall reimburse the Executive's current monthly automobile lease payment until the earlier of (A) the expiration of the Executive's current automobile lease or (B) the end of the Employment Period, after which time the Corporation shall provide the Executive with a monthly automobile allowance consistent with those provided to other similarly situated executives of Thane.

                  (e) The Executive shall be reimbursed by the Corporation for all reasonable business, promotional, travel and entertainment expenses incurred or paid by the Executive during the Employment Period in the performance of his services under this Employment Agreement: (i) provided that such expenses constitute business deductions from taxable income for the Corporation and are excludable from taxable income to the Executive under the governing laws and regulations of the Internal Revenue Code unless otherwise agreed to by the Corporation's Board of Directors; and (ii) to the extent that such expenses do not exceed the amounts allocable for such expenses in budgets that are approved from time to time by the Corporation. In order that the Corporation reimburse the Executive for such allowable expenses,

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the Executive shall furnish to the Corporation, in a timely fashion, the appropriate documentation required by the Internal Revenue Code in connection with such expenses and shall furnish such other documentation and accounting as the Corporation may from time to time reasonably request.

         4. RESTRICTIVE COVENANTS. The Executive acknowledges and agrees that:
(i) the Executive has a major responsibility for the operation, development and growth of the Corporation's business; (ii) the Executive's work for the Corporation has brought him and will continue to bring him into close contact with confidential information of the Corporation, Thane and each of their respective customers; and (iii) the agreements and covenants contained in this paragraph 4 and in the Merger Agreement are essential to protect the business interests of the Corporation and Thane and that the Corporation and Thane would not enter into the Employment Agreement but for such agreements and covenants. Accordingly, the Executive covenants and agrees to the following:

                  (a) CONFIDENTIAL INFORMATION. Except as may be required by the lawful order of a court or agency of competent jurisdiction, the Executive agrees to keep secret and confidential, both during the Employment Period and indefinitely after the Executive's employment with the Corporation terminates, all non-public information concerning the Corporation, Thane and each of their respective affiliates that was acquired by, or disclosed to, the Executive during the course of his employment by the Corporation, including information relating to customers (including, without limitation, credit history, repayment history, financial information and financial statements), costs, and operations, financial data and plans, whether past, current or planned and not to disclose the same, either directly or indirectly, to any other person, firm or business entity, or to use it in any way; provided, however, that the provisions of this paragraph 4(a) shall not apply to information that: (a) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which the Executive is bound); (b) was disclosed to the Executive by a third party not subject to any duty of confidentiality to the Corporation or Thane prior to its disclosure to the Executive; or (c) is disclosed by the Executive in the ordinary course of the Corporation's or Thane's business as a proper part of his employment in connection with communications with customers, vendors and other proper parties, provided that it is for a proper purpose solely for the benefit of the Corporation and/or Thane. The Executive further agrees that he shall not make any statement or disclosure that (i) would be prohibited by applicable Federal or state laws, or
(ii) is intended or reasonably likely to be detrimental to the Corporation, Thane or any of their respective subsidiaries or affiliates.

                  (b) NON-COMPETITION. The Executive, the Corporation and Thane agree that reasonable restrictions upon competition with the Corporation and/or Thane following termination of the Executive's employment with the Corporation are necessary to protect the business interests of the Corporation and Thane.

                           (i) For purposes of the scope of this Section 4(b), the extent of each of the Corporation's and Thane's business (the "BUSINESS") shall be limited to the actual and intended business of the Corporation and Thane, as demonstrated by each of their books, records, contracts, advertising, strategic plans and financial and budget

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         documents, created or relied upon during the Employment Period and as of the date the Executive leaves the employment of the Corporation.

                           (ii) The Executive and Corporation agree that, for a period commencing on the Commencement Date and ending on the later of
         (A) the one (1) year anniversary of the date on which the Executive's employment with the Corporation is terminated either (x) for cause, (y) upon the Executive's disability pursuant to Section 5(e) or (z) upon the voluntary resignation of the Executive pursuant to Section 5(b), or
         (B) March 31, 2005 (the "NON-COMPETITION PERIOD"), the Executive shall not serve as or be a consultant to or employee, officer, agent, director or owner of more than five percent (5%) of another corporation, partnership or other entity that competes with the Corporation or Thane in the Business; provided, however, in the event the Executive's employment with the Corporation is terminated without cause, the Non-Competition Period shall immediately terminate if the Corporation (or Thane) does not continue to pay the Executive's salary pursuant to Section 5(a) hereof.

                           (iii) That the nature of the television production business of the Corporation is interstate and international in scope, that the global scope of the business renders a global restriction reasonable and a more narrowly tailored geographic restriction insufficient to protect the legitimate business interests of the Corporation.

                  (c) REMEDIES. If the Executive breaches, or threatens to commit a breach of any of the provisions contained in paragraphs 4(a) and 4(b) (the "RESTRICTIVE COVENANTS"), the Corporation and Thane shall have the following rights and remedies, each of which shall be enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Corporation and Thane at law or in equity.

                           (i) The Executive shall account for and pay over to the Corporation all compensation, profits, and other benefits which inure to the Executive's benefit which are derived or received by the Executive or any person or business entity controlled by the Executive, or his relatives, resulting from any action or transactions constituting a breach of any of the Restrictive Covenants.

                           (ii) Notwithstanding the provisions of subparagraph 4(c)(i) above, the Executive acknowledges and agrees that in the event of a violation or threatened violation of any of the Restrictive Covenants, the Corporation and Thane shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunction or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages, posting any bond or other security, and without prejudice to any other rights and remedies that may be available at law or in equity, and the Corporation and Thane shall also be entitled to recover its attorneys' fees and costs incurred to enforce any of the Restrictive Covenants from the Executive.

                  (d) SEVERABILITY. If any of the Restrictive Covenants, or any part thereof, are held to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid or unenforceable portions. Without limiting the generality of the foregoing, if any of the Restrictive Covenants, or any part

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thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

                  (e) PROPRIETARY RIGHTS. The Executive acknowledges and agrees that all know-how, documents, reports, plans, proposals, marketing and sales plans, client lists, client files, and any materials made by the Executive or by the Corporation are the property of the Corporation and shall not be used by the Executive in any way adverse to the Corporation's interests. The Executive shall not deliver, reproduce or in any way allow such documents or things to be delivered or used by any third party without specific direction or consent of the Board. The Executive hereby assigns to the Corporation any rights which he may have in any such trade secret or proprietary information.

         5. TERMINATION AND COMPENSATION DUE UPON TERMINATION. The Executive's right to compensation for periods after the date the Executive's employment with the Corporation terminates shall be determined in accordance with the following:

                  (a) TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD CAUSE. In the event the Corporation terminates the Executive's employment under this Agreement without cause or the Executive resigns for Good Cause pursuant to
Section 5(d),

                           (i) and for the twelve month period immediately preceding the effective date of termination the Corporation had positive net income, upon the Executive's prior voluntary execution of a written release (to be drafted and provided by the Corporation) of any and all claims, including without limitation any claims for lost wages or benefits, stock options, compensatory damages, punitive damages, attorneys' fees, equitable relief, or any other form of damages or relief (excluding claims for amounts which may be payable pursuant to this Agreement) the Executive may assert against the Corporation which release shall be mutually agreed upon by the Corporation and the Executive:

                           (A) the Corporation shall pay the Executive in
                  accordance with the provisions of paragraph 3 any compensation and benefits (including any earned portions of the Incentive Bonus Amount, the Executive Loan Forgiveness and the EBITDA Bonus) owed to the Executive through the effective date of termination;

                           (B) the Executive shall be entitled to receive all
                  payment of his salary (as of the effective date of termination) in accordance with the provisions of subparagraph 3(a) for the lesser of (1) twelve months or (2) the remainder of the Employment Period;

                           (C) the Executive shall be entitled to receive any
                  Incentive Bonus Amount if and when earned in accordance with the provisions of subparagraph 3(b) through the remainder of the Employment Period; and

                           (D) the Executive shall be entitled to receive the
                  greater amount of (1) the actual Executive Loan Forgiveness and EBITDA Bonus earned in accordance with the provisions of

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                  subparagraph 3(c) during the Employment Period or (2) the
                  amount of any Executive Loan Forgiveness and EBITDA Bonus earned by the Executive in accordance with the provisions of subparagraph 3(c) prior to the effective date of termination, first DIVIDED BY the actual number of days the Executive was employed by the Corporation, then MULTIPLIED BY the total number of days contained in the Employment Period, in either case excluding any amounts of Executive Loan Forgiveness or EBITDA Bonus distributed to the Executive pursuant to Section 5(a)(i)(A) above; or

                           (ii) for the twelve month period immediately preceding the effective date of termination the Corporation had a net loss, upon the Executive's prior voluntary execution of a written release (to be drafted and provided by the Corporation) of any and all claims, including without limitation any claims for lost wages or benefits, stock options, compensatory damages, punitive damages, attorneys' fees, equitable relief, or any other form of damages or relief (excluding claims for amounts which may be payable pursuant to this Agreement) the Executive may assert against the Corporation;

                           (A) the Corporation shall pay the Executive in
                  accordance with the provisions of paragraph 3 any compensation and benefits (including any earned portions of the Incentive Bonus Amount, the Executive Loan Forgiveness and the EBITDA Bonus) owed to the Executive through the effective date of termination;

                           (B) the Executive shall be entitled to receive all
                  payment of his salary (as of the effective date of termination) in accordance with the provisions of subparagraph 3(a) for the lesser of (1) twelve months or (2) the remainder of the Employment Period;

                           (C) the Executive shall be entitled to receive any
                  Incentive Bonus Amount if and when earned in accordance with the provisions of subparagraph 3(b) through the remainder of the Employment Period; and

                           (D) the Executive shall be entitled to receive any
                  Executive Loan Forgiveness and EBITDA Bonus if and when earned in accordance with the provisions of subparagraph 3(c) through the remainder of the Employment Period.

                  (b) VOLUNTARY RESIGNATION. The Executive may terminate his employment with the Corporation for any reason (or no reason at all) at any time by giving the Corporation sixty (60) days prior written notice of voluntary resignation; provided, however, that the Corporation may decide that the Executive's voluntary resignation be effective immediately upon notice of such resignation. The Corporation shall have no obligation to make payments of any kind to the Executive in accordance with the provisions of paragraph 3 for periods after the date on which the Executive's employment with the Corporation terminates due to the Executive's voluntary resignation.

                  (c) TERMINATION FOR CAUSE. The Corporation shall have no obligation to make payments of any kind to the Executive in accordance with the provisions of paragraph 3 or otherwise for periods after the Executive's employment with the Corporation is terminated on account of the Executive's

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discharge for cause. For purposes of this paragraph 5, the Executive shall be considered terminated for "CAUSE" if he is discharged by the Corporation on account of the occurrence of one or more of the following events:

                           (i) the Executive becomes addicted to drugs or alcohol;

                           (ii) the Executive discloses confidential information in violation of paragraph 4(a) or engages in competition in violation of paragraph 4(b) to the detriment of the Corporation and/or Thane;

                           (iii) the Corporation is directed by regulatory or governmental authorities to terminate the employment of the Executive or the Executive engages in activities that cause actions to be taken by regulatory or governmental authorities that have a material adverse effect on the Corporation;

                           (iv) the Executive is convicted of a felony crime (other than a felony resulting from a minor traffic violation);

                           (v) the Executive flagrantly and repeatedly disregards his duties under this Employment Agreement after (A) written notice has been given to the Executive by the Board that it views the Executive to be flagrantly disregarding his duties under this Agreement and (B) the Executive has been given a period of thirty (30) days after such notice to cure such misconduct. However, no notice or cure period shall be required if Executive's disregard of his duties has materially and adversely affected the Corporation and/or Thane;

                           (vi) any event of willful misconduct to the extent that, in the reasonable judgment of the Board, the Executive's credibility and reputation no longer conform to the standard of the Corporation's and Thane's executives; or

                           (vii) the Executive commits an act of fraud against the Corporation and/or Thane, violates a duty of loyalty to the Corporation and/or Thane as defined under Florida law or violates paragraph 2.

                  (d) RELOCATION OF EXECUTIVE. In the event that the Corporation requests the Executive to relocate to an office outside of the Tampa/St. Petersburg area, the Executive may object to such request in writing within thirty (30) days of receiving such request. If the Corporation insists on the Executive relocating outside of the Tampa/St. Petersburg area after receiving the Executive's written objection to such relocation request, the Executive may resign for "Good Cause."

                  (e) DISABILITY. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date the Executive's employment with the Corporation terminates on account of any long-term disability, except payments due and owing through the effective date of termination. For purposes of this subparagraph 5(e), long-term disability shall mean any disability that has a material adverse effect upon the ability of the Executive to perform on a full-time basis his

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customary duties hereunder on a full-time basis either in the judgment of the
Executive's doctors or that continues for a period of ninety (90) days out of any one hundred and fifty (150) day period.

                  (f) DEATH. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date of the Executive's death, except payments due and owing as of such date including earned salary, bonuses and Options.

         6. SUCCESSORS. This Agreement shall be binding on, and inure to the benefit of, each of the Corporation and Thane and each of their respective successors and assigns and any person acquiring, whether by merger, consolidation, purchase directly or indirectly of all or substantially all of the Corporation's assets and business, or otherwise.

         7. NONALIENATION. The interests of the Executive under this Agreement are not subject to the claims of his or her creditors, other than the Corporation, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered except to the Executive's estate upon his or her death.

         8. WAIVER OF BREACH. The waiver by either the Corporation and Thane, on one hand, or the Executive, on the other hand, of a breach of any provision of this Agreement shall not operate as, or be deemed a waiver of, any subsequent breach by either the Corporation, Thane, or the Executive.

         9. NOTICE. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received or, when deposited in the U.S. mail, certified or registered mail, postage prepaid:

                    (a)      to the Executive addressed as follows:

                             Mr. Timothy Harrington
                             7400 14th Street N.E.
                             St. Petersburg, Florida 33702

                    (b)      to the Corporation addressed as follows:

                             Reliant Interactive Media Corp.
                             2701 North Rocky Point Drive
                             Suite 200
                             Tampa, Florida 33607
                             Attention: Board of Directors
                             Telephone: (813) 282-1717
                             Facsimile: (813) 282-0045

                             with a copy to:

                             Thane International, Inc.
                             78-140 Calle Tampico
                             La Quinta, California  92253
                             Attention: William Hay, Chief Executive Officer
                             Telephone: (760) 777-0217
                             Facsimile: (760) 777-0214

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

                             and a copy to:

                             H.I.G. Capital LLC
                             1001 Brickell Bay Drive, 27th Floor
                             Miami, Florida  33131
                             Attention: Steven Martinez
                             Telephone: (305) 379-2322
                             Facsimile: (305) 379-2013

                             and a copy to:
                             White & Case LLP
                             200 South Biscayne Boulevard
                             Suite 4900
                             Miami, Florida 33131
                             Attention: Jorge L. Freeland, Esq.
                             Telephone: (305) 371-2700
                             Facsimile: (305) 358-5744

         10. AMENDMENT. This Agreement may be amended or canceled by mutual agreement of the parties in writing without the consent of any other person and no person, other than the parties hereto (and the Executive's estate upon his death), shall have any rights under or interest in this Agreement or the subject matter hereof. The parties hereby agree that no oral conversations shall be deemed to be a modification of this Agreement and neither party shall assert the same.

         11. APPLICABLE LAW. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Florida. The prevailing party in any proceeding to enforce or construe this Agreement shall be entitled to collect from the non-prevailing party all reasonable fees, cost and expenses (including, but not limited to, fees, costs and expenses in any appellate, bankruptcy or post-judgment proceeding) incurred in connection therewith, in addition to all other amounts due hereunder.

         12. WAIVER OF JURY TRIAL. THE EXECUTIVE AND THE CORPORATION EXPRESSLY WAIVE ANY RIGHT EITHER MAY HAVE TO A JURY TRIAL CONCERNING ANY CIVIL ACTION THAT MAY ARISE FROM THIS AGREEMENT, OR THE RELATIONSHIP OF THE PARTIES HERETO.

         13. TERMINATION. All of the provisions of this Agreement shall terminate after the expiration of the Employment Period, except that paragraphs 4(a), 6 through 12 and this paragraph 13 shall survive indefinitely, paragraph 4(b) shall terminate upon the expiration of the Non-Competition Period and all rights of the Executive to compensation that have accrued as of the date of termination shall survive indefinitely.

                                      * * *

         IN WITNESS WHEREOF, the Executive, the Corporation and Thane have executed this Amended and Restated Employment Agreement as of the day and year first above written.

                                          TIMOTHY HARRINGTON


                                            /s/ Timothy Harrington
                                          --------------------------------------


                                          RELIANT INTERACTIVE MEDIA CORP.


                                          By:  /s/ Kevin Harrington
                                             -----------------------------------
                                          Name:  Kevin Harrington
                                          Title: Chief Executive Officer


                                          THANE INTERNATIONAL, INC.


                                          By:   /s/ Kevin J. McKeon
                                             -----------------------------------
                                          Name:  Kevin J. McKeon
                                          Title: Chief Financial Officer

                                                                   SCHEDULE 2(B)



                         EXECUTIVE'S OWNERSHIP INTERESTS


o        Equity in Ideal Health                               2 1/3%


o        Equity in XWF (Wrestling League)                     4%


o        Equity in 3-Way Chili, LLC (Restaurant)              Approximately 5%


o        Equity in Charter Fishing Boat -
         Miss B Haven Charters, LLC                           25%


o        HSN/Direct/Tan Perfect
         (Buyout Royalties Only)                              0.6% of gross

                                                                   SCHEDULE 3(B)


                      EBITDA INCOME CALCULATION GUIDELINES


1.       INTERNATIONAL AND US BUSINESS TO BUSINESS.

         (a) The Corporation shall be allocated an income calculation for International and US Business to Business sales received, including all direct and indirect revenues received from the sale of the products, by Thane from the Corporation's products on a Unit Royalty basis. Such Unit Royalty to be mutually agreed to by the parties and designed to equate to 50% of the profits received by Thane for the Corporation's products. There will be no administrative fee charged on such Unit Royalty, however, there may be reasonable allocations of product related expenses (including, but not limited to, travel, entertainment, convention and other selling related expenses).

         (b) To the extent that the Corporation's products are licensed by Thane to a third party to be sold in the US through retail channels, the Corporation will receive a credit equal to 90% of the license fees received by Thane.

2. US DIRECT RESPONSE. The Corporation shall be allocated income of 100% of their profits or losses on a project-by-project basis for US direct response sales received, including all direct and indirect revenues received from the sale of the products developed and produced by the Corporation. All such profits or losses will be calculated at actual costs, which will include: (1) an administrative fee equal to 3% of net sales for the first $33.33 million of net sales, 2% of net sales for the next $33.33 million of net sales, 1% of net sales for the next $33.33 million of net sales and 0% thereafter; and (2) all production and overhead costs of the Corporation. There will be no charge for interest allocated to the Corporation. The Corporation shall be allocated income of 50% of Thane's profits or losses on a project-by-project basis for third-party funded US direct response projects for which the Corporation has participated in the acquisition of such project. The Corporation shall be allocated income of 50% of Thane's profits or losses on the Q-Grill.

3. US INTERNET. The Corporation shall be allocated income of 100% of Thane's profits of the Corporation's products sold through the Internet on thane.com. Products sold through the internet on Tradewinds will be sold at a transfer price.